UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
April 27, 2006
CONTACT:
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500
ANTHONY KREIS — MANAGER OF FINANCIAL ANALYSIS
& INVESTOR RELATIONS
Phone: (402) 593-4500
infoUSA Responds to Dolphin
OMAHA, Neb. — April 27, 2006 — infoUSA (Nasdaq:IUSA) today responded to a press release issued by Dolphin Limited Partnership I, L.P. (“Dolphin”) and its principal, Donald T. Netter.
Dolphin is a private investment arbitrage fund that was originally bankrolled by entities controlled by Mr. Netter’s father and is itself now controlled by Mr. Netter. Dolphin is soliciting proxies so that Mr. Netter and an associate may vote the shares of other infoUSA shareholders for nominees selected by Dolphin in opposition to three of infoUSA’s incumbent Directors — its founder, CEO and largest shareholder, the chair of its Audit Committee, and the chair of its Nominating and Corporate Governance Committee. Since Dolphin and Mr. Netter are advancing their candidates to remedy what they label a “lack of oversight by the Board,” we think that the fact that Mr. Netter served as an officer and director of a publicly held corporation while it engaged in massive Medicare fraud is one of the factors that infoUSA shareholders should carefully consider when choosing between the two slates of Directors.
Since the stated agenda of Dolphin and Mr. Netter in engaging in this proxy contest is to remedy a purported lack of oversight by our Board, then the following information is neither “absurd” nor irrelevant:
•	The only time that Mr. Netter has held any leadership position at a publicly-held company not affiliated with his family was when he served as a director and officer of Damon Corp.[i]

•	Mr. Netter and other parties initiated a hostile takeover of Damon Corp. and assumed control of the company in 1989.ii

•	During the period Mr. Netter served as a member of the Board of Directors and held high-level executive positions at Damon Corp., including treasurer,iii Damon Corp. engaged in a massive Medicare fraud.iv

•	As a result of a Department of Justice investigation of Medicare fraud, Damon Corp. paid $119 million in criminal fines and civil settlements.[v]

•	At the time, the $119 million was the largest fine ever for a healthcare fraud case.vi

•	According to newspaper reports, the federal prosecutor involved in the case described the fraud as “corporate greed run amok.”vii

•	Mr. Netter and the other Damon directors failed to disclose to investigators and shareholders evidence of Medicare billing irregularities they discovered during an internal investigation.viii

•	Soon after Mr. Netter left the Damon Board of Directors in 1993, Dolphin Partners was formed.

infoUSA urges its shareholders to act now to protect the value of their investments in infoUSA by voting FOR infoUSA’s nominees on the WHITE proxy card. infoUSA believes that electing the dissident slate would be disruptive to the implementation of the Company’s strategic plan and could impair shareholder value. The infoUSA Board also urges shareholders to vote AGAINST shareholder proposal number 2.
Shareholders who have any questions about voting shares or need additional assistance, please contact Mackenzie Partners, the firm assisting infoUSA in the solicitation of proxies, toll free at (800) 322-2885.

[i]	To infoUSA’s knowledge, Mr. Netter is or has been a director of three public companies: Damon Corp., The Aristotle Corporation and Independence Holding Company. Source: Dolphin’s Schedule 14A, filed May 19, 2003. The Netter family’s affiliations with IHC are described above. Geneve Corporation, a privately held company controlled by the Netter family, beneficially owns over 90% of The Aristotle Corporation’s common stock. Source: The Aristotle Corporation’s Schedule 14A, filed July 27, 2005.

ii	Source: “Damon OKs $223-Million Bid From Investor Group,” Los Angeles Times, January 17, 1989.

iii	Source: Damon Corp. Proxy Statement filed May 13, 1992.

iv	Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996.

[v]	Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996.

vi	Source: “Romney Says Board Didn’t Alert Probers, Declares Firm Took Corrective Action,” The Boston Globe, October 11, 2002.

vii	Source: “Needham Lab Fined $119m for Fraud,” The Boston Globe, October 10, 1996 (quoting US Attorney Donald Stern).

viii	Source: “Romney Says Board Didn’t Alert Probers, Declares Firm Took Corrective Action,” The Boston Globe, October 11, 2002; “Romney Confirms Findings Not Turned Over to the Feds,” Deseret News, October 11, 2002.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.